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                                                                    Exhibit 3.90


                           ARTICLES OF INCORPORATION

                                       OF

                                 A WEP COMPANY

                                       I

                                      NAME

      The name of the corporation is A WEP COMPANY.

                                       II

                                    PURPOSE

      The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

                                   LIABILITY

      The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       IV

                          AGENT FOR SERVICE OF PROCESS

      The name and address in the State of California of the corporation's initial agent for service of process is Parasec Incorporated.

                               AUTHORIZED SHARES

      The corporation is authorized to issue only one class of shares of
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stock which shall be designated "common shares" and the total number of common shares which the corporation is authorized to issue is 10,000,000.

DATED: October 19, 1987


                                   ALAN E. BENNETT